Exhibit 99.1

Press Release

TechnipFMC Completes Separation of Two Industry-leading, Independent, Publicly Traded Companies

LONDON & PARIS & HOUSTON, Feb. 15, 2021 — TechnipFMC (NYSE: FTI) (PARIS: FTI) TechnipFMC today announced the completion of its spin-off transaction to create two industry leading, independent, publicly traded companies, TechnipFMC and Technip Energies.

In connection with the separation, the Technip Energies technical reference price was set at €9.00 ahead of its direct listing on the Euronext Paris Exchange where it will trade under the symbol “TE”.1

Doug Pferdehirt, Chairman and CEO of TechnipFMC, stated: “I am delighted to announce the successful completion of the separation transaction. As the market leader and industry’s only fully integrated pure-play, we are uniquely positioned to transform our clients’ project economics, helping them to unlock traditional and new energy resources while reducing carbon intensity and supporting their energy transition ambitions.”

New Board of Directors Appointment for Technip Energies

Technip Energies today announced the appointment of a new member of its Board of Directors, Simon Eyers, effective February 16, 2021. Mr. Eyers previously served as Managing Director of Warburg Pincus International from 2012 to 2018 focusing on energy investments, and as a Senior Advisor until the end of 2020 after retiring from his full-time role. In addition to being a founding partner of 4D Global Energy Advisors, a private equity firm based in Paris specializing in the energy sector, Mr. Eyers also held executive leadership roles in various technology ventures and worked 13 years in energy investment banking at SG Warburg & Co, Goldman Sachs and Credit Suisse First Boston Europe.

“We are pleased to welcome Simon Eyers to the Technip Energies Board,” said Arnaud Pieton, CEO of Technip Energies. “Simon’s deep understanding of global energy markets and strong experience with the development of new technologies will be invaluable as we grow our business in the future.”

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1 The technical reference price will be used solely for the purpose of setting reservation thresholds for the trading session on Euronext Paris on February 16, 2021 and the determination of the Technip Energies stock price performance for the day. The technical reference price shall have no bearing on the price at which the Technip Energies stock may trade.

About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energies industry; delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies  — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 20,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.

About Technip Energies

Technip Energies is a leading Engineering & Technology company for the energy transition, with leadership positions in LNG, hydrogen and ethylene as well as growing market positions in blue and green hydrogen, sustainable chemistry and CO2 management. The company benefits from its robust project delivery model supported by extensive technology, products and services offering.

Operating in 34 countries, our 15,000 people are fully committed to bringing our client’s innovative projects to life, breaking boundaries to accelerate the energy transition for a better tomorrow.

Technip Energies is listed on Euronext Paris. For further information: www.technipenergies.com.

Contacts

TechnipFMC

Investor relations	Media relations

Matt Seinsheimer Vice President Investor Relations Tel: +1 281 260 3665 Email: Matt Seinsheimer James Davis Senior Manager Investor Relations Tel: +1 281 260 3665 Email: James Davis	Nicola Cameron Vice President Corporate Communications Tel: +44 1383 742297 Email: Nicola Cameron Brooke Robertson Public Relations Director Tel: +1 281 591 4108 Email: Brooke Robertson

Technip Energies

Investor relations	Media relations

Phillip Lindsay Vice President Investor Relations Tel: +44 20 3429 3929 Email: Phillip Lindsay	Stella Fumey PR and Digital Communications Director Communications Tel: +33 4778 6675 Email: Stella Fumey